UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2013

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa		50201
(Address of principal executive offices)		(Zip Code)

515-232-1010
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Lincolnway Energy entered into a Coal Supply Agreement with Williams Bulk Transfer, Inc. effective as of January 1, 2013. The Agreement replaces the prior agreement between Lincolnway Energy and Williams Bulk Transfer that expired by its terms on January 1, 2013. The Agreement is similar to the prior agreement between Lincolnway Energy and Williams Bulk Transfer, with two primary differences. The first difference is that the Agreement allows Lincolnway Energy to purchase up to 105,000 tons of coal during the calendar year 2013, and up to 80,000 tons of coal during the calendar year 2014. Under the prior agreement, Lincolnway could purchase up to 220,000 tons of coal per year. The purchase price under the Agreement is the sum of the coal price and the transportation price, as those terms are defined in the Agreement, and the coal price and the transportation price are subject to adjustment in various circumstances and based on various factors. The adjustments include, for example, a fuel surcharge, a weighted adjustment based upon various inflation indices and adjustments for BTU and sulphur dioxide content. The same approach was taken under the prior agreement, but the other primary difference under the Agreement is that the Agreement starts from a different base coal price and utilizes different indices, weighting and percentage adjustments than the prior agreement. Lincolnway Energy will be required to pay a penalty in the amount specified in the Agreement in the event Lincolnway Energy fails to purchase at least 28,000 tons of coal in the calendar year 2013 and in the calendar year 2014. The penalty is a per-ton fee at a specified percentage of the then current cost per ton of coal as otherwise determined under the Agreement. The prior agreement used a fixed per ton price for determining the penalty, but that price was subject to adjustment, and the minimum purchase amount under the prior agreement was 80,000 tons of coal. The Agreement will expire by its terms on December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: January 4, 2013	By:	/s/ Kim Supercynski
Kim Supercynski, Interim President and Chief Executive Officer